Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Ste. B

Las Vegas, NV 89102

702.257.1984

702.362.0540 fax

November 9, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for World Wide Web, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2003 and 2002, and reviewed the interim period ended June 30, 2004. Effective November 7, 2004,  we  were terminated by the Company as  principal accountants.  We have read the Company's statements included under Item 4 of its Form 8-K dated November 9, 2004, and  we agree with such statements except that we cannot confirm  or deny  that  the  appointment of Moore Stephens Wurth Frazer and Torbet, LLP was approved  by the Board of Directors, or that they  were  not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP